DAVID E. DUPREY NAMED CHIEF FINANCIAL OFFICER OF COMERICA
Duprey Succeeds Karen L. Parkhill

DALLAS/May 3, 2016 – Comerica Incorporated (NYSE: CMA) today announced that Executive Vice President and General Auditor David E. Duprey has been named chief financial officer, effective immediately. Duprey succeeds Karen L. Parkhill, vice chairman and chief financial officer, who is leaving to pursue other opportunities.

Duprey joined Comerica in 2006 from Ernst & Young (EY), where he served as a partner. During his time at EY, Duprey worked with Comerica and large regional and other financial institutions, along with retail and manufacturing companies in domestic and international venues. Duprey joined EY in 1980 and during his time at the firm, was involved in numerous complex restructuring engagements and expense control initiatives. Additionally, he has experience in executing strategies to assess clients' business performance, as well as in complex audit and accounting, financial reporting and SEC matters.

"Dave has been a trusted advisor and an invaluable member of Comerica's management team for a decade and is ideally suited for his new role as chief financial officer,” said Ralph W. Babb Jr., chairman and chief executive officer. “Dave will play an important role in driving the future of Comerica and creating value for our shareholders – especially in working with the Boston Consulting Group in its current review of our revenue and expense base.”

As chief financial officer, Duprey has direct management of Finance, overseeing Accounting, Business Finance, Investor Relations, Treasury and Economics, with responsibility for all financial reporting, and will report to Babb. Christine Moore, who is currently Comerica's senior vice president and deputy general auditor, will succeed Duprey as senior vice president and general auditor. Moore will report to the Audit Committee of the Comerica Incorporated Board of Directors.

Babb added, “We appreciate all that Karen has done for Comerica, and wish her well in all of her future endeavors.”

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.

Media Contacts:	Investor Contacts:
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Kyle Tarrance	Chelsea R. Smith
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